Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Reports Fourth Quarter Net Income of $73 Million or 26 Cents Per Diluted Share

Net Income for the year up 34%
Fourth quarter and full year Operating Income up 16% and 19% respectively
Fourth quarter and full year New Annualized Premium (“NAP”) up 6% and 2% respectively
Key capital measures continue to strengthen including debt-to-total capital reducing to 17.1%

Carmel, Ind. February 22, 2012 - CNO Financial Group, Inc. (NYSE: CNO) today announced fourth quarter 2011 net income of $73 million, or 26 cents per diluted share, and operating earnings of $60 million, or 22 cents per diluted share. For the full year 2011, CNO reported net income of $383 million, or $1.31 per diluted share, and net operating income of $216 million, or 76 cents per diluted share.
"We again delivered positive results with strong earnings growth for both the fourth quarter and full year, as our businesses continued to perform well," CEO Ed Bonach said. "We were especially pleased with our sales momentum, and that CNO's key measures of financial strength, including risk-based capital, liquidity, debt-to-total capital and book value, all continued to improve."
Fourth Quarter 2011 Results

•	$113.7 million of income before net realized investment gains, corporate interest and taxes (“EBIT”) (1), up 16% compared to $98.2 million in 4Q10

•	Net operating income (2) of $60.1 million, up 16% compared to $51.7 million in 4Q10

•	Net operating income per diluted share: 22 cents, compared to 18 cents in 4Q10

•	Net income of $73.1 million, compared to $168.2 million in 4Q10 (which included $95.0 million of income from the decrease to the valuation allowance for deferred taxes)

•	Net income per diluted share of 26 cents, compared to 56 cents in 4Q10 (which included 31 cents from the decrease to the valuation allowance for deferred taxes)

•	NAP (3): $103.3 million, up 6% from 4Q10

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CNO Financial (2)
February 22, 2012

Full Year 2011 Results

•	EBIT of $419.4 million (1), up 16% compared to $360.9 million in 2010

•	Net operating income (2) of $216.0 million, up 19% compared to $181.9 million in 2010

•	Net operating income per diluted share: 76 cents, compared to 65 cents in 2010

•	Net income of $382.5 million, compared to $284.6 million in 2010

•	Net income per diluted share of $1.31, compared to 99 cents in 2010

•	NAP (3): $375 million, up 2% from 2010

Financial Strength at December 31, 2011

•
The consolidated statutory risk-based capital ratio of our insurance subsidiaries increased 26 percentage points to 358% in 2011, driven by statutory earnings of $363 million partially offset by $209 million of net dividend payments to our holding company

•	Unrestricted cash and investments held by our holding company increased by $41.7 million to $202.8 million during 2011

•	Uses of cash in 2011 included share repurchases of $69.8 million and debt repayment of $144.8 million

•	Debt-to-total capital ratio, as defined in our senior secured credit facility (4), reduced to 17.1% from 20.0% at December 31, 2010

•	Book value per common share, excluding accumulated other comprehensive income (loss) (5), increased to $18.26 from $16.28 at December 31, 2010

Segment Sales Results

•	Consolidated NAP in 4Q11 was $103.3 million, up 6% from 4Q10

•	At Bankers Life (career distribution), NAP in 4Q11 was $69.8 million, up 2% from 4Q10 driven by higher sales of life and short-term care products

•	At Washington National (independent distribution), NAP in 4Q11 was $21.2 million, up 10% from 4Q10 driven by increased sales of core supplemental health and life insurance products

•	At Colonial Penn (direct distribution), NAP in 4Q11 was $12.3 million, up 29% from 4Q10 reflecting robust lead generation

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CNO Financial (3)
February 22, 2012

Quarterly Segment Operating Results

	Three months ended
	December 31,
	2011	2010
	(Dollars in millions, except per-share data)
EBIT (1):
Bankers Life	$87.2	$71.4
Washington National	29.2	28.7
Colonial Penn	6.2	5.8
Other CNO Business	(.5)	6.0
EBIT from business segments	122.1	111.9
Corporate Operations, excluding corporate interest expense	(8.4)	(13.7)
EBIT	113.7	98.2
Corporate interest expense	(17.7)	(20.0)
Income before net realized investment gains, fair value changes in embedded derivative liabilities and taxes	96.0	78.2
Tax expense on operating income	35.9	26.5
Net operating income (2)	60.1	51.7
Net realized investment gains (net of related amortization and taxes)	13.6	24.1
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.4)	—
Loss on extinguishment of debt, net of income taxes	(.2)	(2.6)
Net income before valuation allowance for deferred tax assets	73.1	73.2
Decrease in the valuation allowance for deferred tax assets	—	95.0
Net income	$73.1	$168.2
Per diluted share:
Net operating income	$.22	$.18
Net realized investment gains, net of related amortization and taxes	.04	.08
Loss on extinguishment of debt, net of income taxes	—	(.01)
Valuation allowance for deferred tax assets	—	.31
Net income	$.26	$.56

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CNO Financial (4)
February 22, 2012

The following summarizes the financial impact of several significant items (described in the segment results) on our 4Q11 earnings (dollars in millions, except per-share data):

	Three months ended December 31, 2011
	Actual results	Significant items	Excluding significant items

EBIT (1):
Bankers Life	$87.2	$(11.0)	$76.2
Washington National	29.2	.8	30.0
Colonial Penn	6.2	—	6.2
Other CNO Business	(.5)	—	(.5)
EBIT from business segments	122.1	(10.2)	111.9
Corporate Operations, excluding corporate interest expense	(8.4)	2.6	(5.8)
EBIT	113.7	(7.6)	106.1
Corporate interest expense	(17.7)	—	(17.7)
Income before net realized investment gains, fair value changes in embedded derivative liabilities and taxes	96.0	(7.6)	88.4
Tax expense on operating income	35.9	(2.7)	33.2
Net operating income (2)	60.1	(4.9)	55.2
Net realized investment gains (net of related amortization and taxes)	13.6	(13.6)	—
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.4)	.4	—
Loss on extinguishment of debt, net of income taxes	(.2)	.2	—
Net income	$73.1	$(17.9)	$55.2
Per diluted share:
Net operating income	$.22	$(.02)	$.20
Non-operating items	.04	(.04)	—
Net income	$.26	$(.06)	$.20

Segment Earnings
Bankers Life: Pre-tax operating earnings in 4Q11 of $87.2 million included approximately $11 million of favorable reserve developments in the long-term care and Medicare supplement blocks.
Pre-tax operating earnings in 4Q10 of $71.4 million included approximately $9 million of favorable reserve developments in the long-term care and Medicare supplement blocks.
Pre-tax operating earnings in 4Q11 compared to 4Q10 were up $15.8 million, or 22 percent. Such increase reflects: (i) $9.1 million increased earnings on the annuity block reflecting favorable investment spreads and a larger inforce block and lower amortization of insurance intangibles due to lower than expected surrenders, offset by lower surrender charges; (ii) $4.5 million lower amortization of insurance intangibles due to higher lapses of Medicare supplement policies in 4Q10; and (iii) $2 million in favorable reserve developments in the long-term care and Medicare supplement blocks.
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CNO Financial (5)
February 22, 2012

Washington National: Pre-tax operating earnings in 4Q11 of $29.2 million included: (i) a $4.5 million out-of-period adjustment which reduced earnings; and (ii) approximately $3.7 million of favorable reserve developments in the supplemental health block.
Pre-tax operating earnings in 4Q11 did not fluctuate significantly from 4Q10.
Colonial Penn: Pre-tax operating earnings in 4Q11 were up 7 percent compared to 4Q10, primarily reflecting growth in the block.
Other CNO Business: This segment's business is not being actively marketed and its earnings will often fluctuate between periods. Pre-tax operating earnings in 4Q11 and 4Q10 were within our expected range.
Corporate Operations (including our investment advisory subsidiary and corporate expenses): Net expenses in 4Q11 of $8.4 million included: (i) a charge of $10 million related to the impact of lower interest rates on the value of liabilities for agent deferred compensation and other retirement benefits; and (ii) a reduction in expenses of $7.4 million related to a true-up of the expense assumptions related to stock-based compensation to reflect actual and future expected forfeitures.
Net expenses in 4Q10 of $13.7 million included: (i) a charge of $4.3 million related to the impact of lower interest rates on the value of liabilities for agent deferred compensation and former executive retirement benefits; and (ii) a charge of $2.1 million related to a true-up of pay-for-performance accruals.
Non-Operating Items
Net realized investment gains in 4Q11 were $13.6 million (net of related amortization and taxes), including other-than-temporary impairment losses of $8.3 million recorded in earnings. Net realized investment gains in 4Q10 were $24.1 million (net of related amortization and taxes), including other-than-temporary impairment losses of $77.1 million recorded in earnings.

The results for 4Q10 reflect a $95.0 million reduction to the deferred tax valuation allowance.
The results for 4Q11 also included $.6 million of after-tax non-operating charges related to the change in estimated fair value of embedded derivatives and a loss on extinguishment of debt, compared to a charge of $2.6 million of non-operating items in 4Q10.
Conference Call
The Company will host a conference call to discuss results on February 23, 2012 at 11:00 a.m. Eastern Standard Time. The webcast can be accessed through the Investors section of the company's website: http://investor.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.

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CNO Financial (6)
February 22, 2012

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.
____________________________________________

(1)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, corporate interest expense, loss on extinguishment of debt and taxes (“EBIT,” a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 3 and 10.

(2)
Management believes that an analysis of Net income applicable to common stock before: (i) loss on extinguishment of debt, net of income taxes; (ii) net realized investment gains or losses, net of related amortization and income taxes; and (iii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes (“Net operating income,” a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. The impact of fair value changes in embedded derivative liabilities caused by interest rate fluctuations was insignificant in prior periods. Prior to June 30, 2011, certain of our trading securities were held to offset the income statement volatility caused by the effect of interest rate fluctuations on the value of embedded derivatives related to our fixed index annuity products. During 2Q2011, these securities were sold. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 3 and 10. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors - SEC Filings” section of CNO's website, www.CNOinc.com.

(3)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. PDP sales are not comparable to other sales and are therefore excluded in all periods.

(4)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because: (i) debt is defined as par value plus accrued interest and unused letters of credit; and (ii) accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful as the level of such ratio impacts certain provisions in our senior secured credit facility. The corresponding GAAP measures for debt-to-total capital were 14.6% and 18.8% at December 31, 2011 and 2010, respectively.

(5)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $20.86 and $17.23 at December 31, 2011 and 2010, respectively.

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CNO Financial (7)
February 22, 2012

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iii) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (iv) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (v) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vi) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (vii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (viii) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (ix) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (x) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (xi) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiii) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xiv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xv) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvi) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xvii) our ability to maintain effective controls over financial reporting; (xviii) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xix) our ability to achieve eventual upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xx) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxi) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xxii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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CNO Financial (8)
February 22, 2012
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)

	December 31,
	2011	2010

ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: 2011 - $21,779.1; 2010 - $20,155.8)	$23,516.0	$20,633.9
Equity securities at fair value (cost: 2011 - $177.0; 2010 - $68.2)	175.1	68.1
Mortgage loans	1,602.8	1,761.2
Policy loans	279.7	284.4
Trading securities	91.6	372.6
Investments held by securitization entities	496.3	420.9
Other invested assets	202.8	240.9
Total investments	26,364.3	23,782.0
Cash and cash equivalents - unrestricted	436.0	571.9
Cash and cash equivalents held by securitization entities	74.4	26.8
Accrued investment income	288.7	327.8
Present value of future profits	697.7	1,008.6
Deferred acquisition costs	1,418.1	1,764.2
Reinsurance receivables	3,091.1	3,256.3
Income tax assets, net	630.5	839.4
Assets held in separate accounts	15.0	17.5
Other assets	316.9	305.1
Total assets	$33,332.7	$31,899.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Interest-sensitive products	$13,165.5	$13,194.7
Traditional products	10,482.7	10,307.6
Claims payable and other policyholder funds	1,034.3	968.7
Liabilities related to separate accounts	15.0	17.5
Other liabilities	548.3	496.3
Investment borrowings	1,676.5	1,204.1
Borrowings related to variable interest entities	519.9	386.9
Notes payable – direct corporate obligations	857.9	998.5
Total liabilities	28,300.1	27,574.3
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: 2011 – 241,304,503; 2010 – 251,084,174)	2.4	2.5
Additional paid-in capital	4,361.9	4,424.2
Accumulated other comprehensive income	625.5	238.3
Retained earnings (accumulated deficit)	42.8	(339.7)
Total shareholders' equity	5,032.6	4,325.3
Total liabilities and shareholders' equity	$33,332.7	$31,899.6
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CNO Financial (9)
February 22, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per-share data)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Insurance policy income	$670.2	$663.0	$2,690.5	$2,670.0
Net investment income:
General account assets	344.2	332.2	1,360.7	1,295.0
Policyholder and reinsurer accounts and other special-purpose portfolios	7.8	27.3	(6.6)	71.9
Realized investment gains:
Net realized investment gains, excluding impairment losses	31.5	125.3	96.4	180.0
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(13.6)	(77.0)	(39.9)	(146.8)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	5.3	(.1)	5.3	(3.0)
Net impairment losses recognized	(8.3)	(77.1)	(34.6)	(149.8)
Total realized gains	23.2	48.2	61.8	30.2
Fee revenue and other income	5.7	5.1	18.2	16.8
Total revenues	1,051.1	1,075.8	4,124.6	4,083.9
Benefits and expenses:
Insurance policy benefits	670.4	673.7	2,699.0	2,723.7
Interest expense	28.1	28.6	114.1	113.2
Amortization	107.0	126.0	432.4	443.8
Loss on extinguishment of debt	.3	4.1	3.4	6.8
Other operating costs and expenses	129.4	132.1	496.5	502.9
Total benefits and expenses	935.2	964.5	3,745.4	3,790.4
Income before income taxes	115.9	111.3	379.2	293.5
Income tax expense:
Tax expense on period income	42.8	38.1	139.7	103.9
Valuation allowance for deferred tax assets	—	(95.0)	(143.0)	(95.0)
Net income	$73.1	$168.2	$382.5	$284.6
Earnings per common share:
Basic:
Weighted average shares outstanding	242,789,000	251,064,000	247,952,000	250,973,000
Net income	$.30	$.67	$1.54	$1.13
Diluted:
Weighted average shares outstanding	298,071,000	306,662,000	304,081,000	301,858,000
Net income	$.26	$.56	$1.31	$.99

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CNO Financial (10)
February 22, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
Operating Results
(Dollars in millions, except per-share data)

	Year ended
	December 31,
	2011	2010
EBIT (1):
Bankers Life	$327.2	$284.1
Washington National	99.2	104.6
Colonial Penn	27.3	26.5
Other CNO Business	13.4	(11.5)
EBIT from business segments	467.1	403.7
Corporate Operations, excluding corporate interest expense	(47.7)	(42.8)
EBIT	419.4	360.9
Corporate interest expense	(76.3)	(79.3)
Income before net realized investment gains, fair value changes in embedded derivative liabilities and taxes	343.1	281.6
Tax expense on operating income	127.1	99.7
Net operating income (2)	216.0	181.9
Net realized investment gains (net of related amortization and taxes)	35.5	12.1
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(9.8)	—
Loss on extinguishment of debt, net of income taxes	(2.2)	(4.4)
Net income before valuation allowance for deferred tax assets	239.5	189.6
Decrease in the valuation allowance for deferred tax assets	143.0	95.0
Net income	$382.5	$284.6
Per diluted share:
Net operating income	$.76	$.65
Net realized investment gains, net of related amortization and taxes	.12	.04
Fair value changes in embedded derivative liabilities, net of related amortization and taxes	(.03)	—
Loss on extinguishment of debt, net of income taxes	(.01)	(.01)
Valuation allowance for deferred tax assets	.47	.31
Net income	$1.31	$.99

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CNO Financial (11)
February 22, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	December 31,
	2011	2010
Bankers Life segment:
Annuity	$240.1	$234.4
Medicare supplement and other supplemental health	335.9	347.2
Life	66.1	56.2
Total collected premiums	$642.1	$637.8
Washington National segment:
Medicare supplement and other supplemental health	$142.6	$142.9
Life	3.7	4.2
Total collected premiums	$146.3	$147.1
Colonial Penn segment:
Life	$49.3	$46.8
Supplemental health	1.3	1.6
Total collected premiums	$50.6	$48.4
Other CNO Business segment:
Annuity	$3.0	$3.5
Other health	6.3	7.5
Life	40.1	46.7
Total collected premiums	$49.4	$57.7

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CNO Financial (12)
February 22, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	December 31,
	2011	2010
Bankers Life segment:
Medicare Supplement:
Earned premium	$179 million	$177 million
Benefit ratio(a)	70.5%	70.7%
Long-Term Care:
Earned premium	$141 million	$145 million
Benefit ratio(a)	112.1%	113.3%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	67.3%	71.5%
Washington National segment:
Medicare Supplement:
Earned premium	$33 million	$38 million
Benefit ratio(a)	66.7%	70.9%
Supplemental health:
Earned premium	$110 million	$103 million
Benefit ratio(a)	76.3%	75.0%
Interest-adjusted benefit ratio (a non-GAAP measure)(b)	48.3%	45.0%

____________________________________________________________________________________

(a)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.
(b)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors - SEC Filings” section of CNO Financial's website, www.CNOinc.com.

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